CONSOLIDATED EDISON OF NEW YORK, INC.

                           Ratio of Earnings to Fixed Charges
                               Twelve Months Ended
                             (Thousands of Dollars)

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

                                          YEAR        YEAR           YEAR          YEAR           YEAR
                                          1995        1996           1997          1998           1999

Earnings
     Net Income                           $  723,850  $  694,085 ** $  712,823      $745,140       $711,843
     Federal Income Tax                      328,600     355,590       357,100       327,805        857,818
     Federal Income Tax Deferred              78,330      49,510        31,450        95,140       (454,578)
     Investment Tax Credits                   (9,310)     (8,910)       (8,830)       (8,710)       (37,159)
     Deferred

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            Total Earnings Before          1,121,470   1,090,275     1,092,543     1,159,375      1,077,924
            Federal Income Tax

Fixed Charges*                               350,254     343,308       353,689       345,513        340,344
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            Total Earnings Before Federal Income
            Tax
               And Fixed Charges          $1,471,724  $1,433,583    $1,446,232    $1,504,888     $1,418,268
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     * Fixed
     Charges

     Interest on                           $ 287,842    $296,443      $306,109      $294,894       $291,747
     Long-Term Debt
     Amortization of Debt Discount,           14,075      11,376        12,049        13,777         13,514
     Premium and Expense
     Interest on Component of                 19,383      18,157        18,448        18,442         17,720
     Rentals
     Other                                    28,954      17,332        17,083        18,400         17,363
     Interest
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            Total Fixed Charges            $ 350,254    $343,308      $353,689      $345,513       $340,344
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     Ratio of Earnings to Fixed                4.20        4.18          4.09          4.36           4.17
     Charges
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